March 13, 2006


Mail Stop 4561

Ms. Wendy A. Nieto
Chief Financial Officer
Intraware, Inc.
25 Orinda Way
Orinda, CA 94563

Re:	Intraware, Inc.
	Form 10-K for the year ended February 28, 2005
		Form 10-Q for the quarter ended May 31, 2005
		Form 10-Q for the quarter ended August 31, 2005
		Form 10-Q for the quarter ended November 30, 2005
	File No. 0-25249

Dear Ms. Nieto:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Steven Jacobs
Accounting Branch Chief